PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS THIRD CONSECUTIVE YEAR OF RECORD NET INCOME

FOURTH QUARTER EARNINGS INCREASE 11.1%

QUAKERTOWN, PA (January 25, 2013) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2012 of $2,125,000, or $0.66 per share on a diluted basis. This represents an 11.1% increase compared to net income of $1,912,000, or $0.60 per share on a diluted basis, for the same period in 2011.

For the year ended December 31, 2012, net income was $9,175,000, or $2.86 per share on a diluted basis, and represents the third consecutive year of record earnings for the Company. Net income for 2012 represents a 3.3% increase from 2011 net income of $8,880,000, or $2.81 per share on a diluted basis. For the year 2012 the rate of return on average assets and average shareholders’ equity was 1.03% and 13.07%, respectively, compared with 1.06% and 13.99%, respectively, for the year 2011.

“We are pleased with our record performance over the last three years,” stated David W. Freeman, President and Chief Executive Officer.  “QNB has built a service and sales culture that has resulted in excellent growth in new households and new checking accounts.  QNB will continue to pursue growth opportunities with businesses and consumers in the markets we serve, as well as the new markets we will soon be serving in Warminster and Colmar.  We look forward to a successful 2013.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended December 31, 2012 totaled $6,595,000, a decrease of $343,000, or 4.9%, from the same period in 2011. On a linked quarter basis, net interest income decreased by $128,000, or 1.9%. Net interest income continues to be negatively impacted by declining yields on earning assets resulting from the prolonged low interest rate environment and the low level of loan demand by both businesses and consumers. Partially offsetting the impact of declining asset yields on net interest income was the growth in earning assets, primarily investment securities.

Average earning assets for the fourth quarter of 2012 were $887,754,000, an increase of $46,745,000, or 5.6%, compared with the same period in 2011. Average investment securities for the fourth quarter of 2012 were $404,292,000, an increase of $58,594,000, or 16.9%, from the fourth quarter of 2011. In comparison, average loans for the fourth quarter of 2012 were $477,428,000, a decrease of $1,648,000, or 0.3%, from the fourth quarter of 2011 and average interest-bearing cash was $3,945,000 for the fourth quarter of 2012, a decrease of $10,488,000 from the fourth quarter of 2011.

Funding this growth in earning assets was an increase in deposits. Average deposits for the fourth quarter of 2012 were $807,265,000, an increase of $50,793,000, or 6.7%, from the corresponding quarter in 2011. QNB has developed significant relationships with many of the school districts and municipalities in the communities it serves. During the third quarter of each year these entities deposit tax receipts resulting in seasonal growth in QNB’s deposit balances. These deposits are generally withdrawn over the following three quarters as these entities use the funds for operations. Average interest-bearing municipal demand accounts increased $19,859,000, or 29.4%, to $87,473,000 for the fourth quarter of 2012 compared to the same period in 2011. Also contributing to the growth in average deposits when comparing the fourth quarters of 2012 and 2011 was a $31,253,000, or 19.3%, increase in average savings account balances, primarily QNB’s eSavings product which pays a very competitive rate of interest. Reflecting the growth in new checking accounts noted earlier, average interest-bearing demand accounts and average non-interest bearing demand accounts increased $12,069,000, or 13.6%, and $5,070,000, or 7.8%, respectively, when comparing the two quarters. Offsetting a portion of this growth in funding was a decline in average time deposits of $16,489,000, or 5.7%, and a reduction in average borrowed funds of $8,562,000, or 19.2%, comparing the fourth quarter 2012 with the same period in 2011. In the second quarter of 2012, the Company paid off $15,000,000 of repurchase agreements with a rate of 4.75%.

The net interest margin for the fourth quarter of 2012 was 3.19% compared to 3.53% for the fourth quarter of 2011 and 3.26% for the linked quarter. The historically low interest rate environment of the past few years combined with the change in the mix of earning assets to be more dependent upon investment securities, which generally earn a lower yield than loans, resulted in a decline in the net interest margin. During the beginning of this interest rate cycle, funding costs declined at a faster pace and to a greater degree than rates on earning assets resulting in an increasing net interest margin. However, since the second quarter of 2011 this trend has reversed as funding costs have approached bottom while yields on earning assets continue to reprice lower resulting in a decline in the net interest margin. The growth in municipal balances and the investment of these deposits into short-term agency securities during the third quarter of 2012 also impacted the margin, as these transactions while increasing incremental net interest income do so at a significantly tighter interest rate spread.

The yield on earning assets declined 60 basis points from 4.43% for the fourth quarter of 2011 to 3.83% for the fourth quarter of 2012. When comparing the change in the yield on earning assets between the two quarters, loans and investment securities declined from 5.47% and 3.21%, respectively, for the fourth quarter of 2011 to 4.99% and 2.53%, respectively, for the fourth quarter of 2012, a decline of 48 basis points and 68 basis points, respectively.

The cost of interest-bearing liabilities declined by 30 basis points from 1.03% for the fourth quarter of 2011 to 0.73% for the fourth quarter of 2012. The interest rate paid on interest-bearing deposits declined by 22 basis points to 0.72% for the fourth quarter of 2012 compared to the fourth quarter of 2011.

For the year ended December 31, 2012 net interest income was $26,900,000, a decrease of $1,226,000, or 4.4%, from the $28,126,000 reported for 2011. The factors that were discussed in the analysis of the quarterly comparison above are also the primary factors in the year-to-date net interest income comparison: strong deposit growth, change in the mix of earning assets with investment securities representing a larger portion of earning assets and a lower net interest margin.

For the year ended December 31, 2012 average earning assets increased by $49,938,000, or 6.1%, with average loans increasing $3,751,000, or 0.8%, and average investment securities increasing $48,727,000, or 15.3%. Over this same period average funding sources increased $45,842,000, or 5.9%, with average total deposits increasing $57,427,000, or 7.9%, and average borrowed funds decreasing $11,585,000. The increase in average deposits was centered in savings accounts, interest-bearing demand deposits and municipal deposits.

The net interest margin for 2012 was 3.36%, a decrease of 36 basis points from the 3.72% reported for 2011. When comparing the years ended December 31, 2011 and 2012, the average rate earned on earning assets declined 60 basis points from 4.71% to 4.11%, respectively, with the yield on loans and investment securities declining by 48 basis points to 5.19% and 66 basis points to 2.86%, respectively. In comparison, the interest rate paid on total average interest-bearing liabilities declined 28 basis points from 1.14% for 2011 to 0.86% for 2012 with the average rate paid on interest-bearing deposits declining 22 basis points from 1.04% to 0.82% comparing the same periods. The decline in the yield on earning assets as well as in the cost of deposits reflects the impact of a long period of historically low interest rates.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

Asset quality has stabilized over the past year. Total non-performing assets were $24,273,000 at December 31, 2012 compared with $24,145,000 at December 31, 2011. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-accrual pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and troubled debt restructured loans were $21,150,000, or 4.41% of total loans, at December 31, 2012 compared with $21,390,000, or 4.36% of total loans, at December 31, 2011. Loans on non-accrual status were $18,572,000 at December 31, 2012 compared with $18,597,000 at December 31, 2011. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at December 31, 2012, $12,836,000, or 69.1% of the loans classified as non-accrual, are current or past due less than 30 days as of the end of the quarter. While total non-performing loans have remained at similar levels when comparing the two periods, loans classified as substandard or doubtful, which includes non-performing loans, continues to improve. At December 31, 2012 substandard or doubtful loans totaled $47,354,000, a reduction of $10,105,000 from the $57,459,000 reported as of December 31, 2011.

QNB had other real estate owned and other repossessed assets of $1,161,000 as of December 31, 2012 compared with $826,000 at December 31, 2011. Non-accrual pooled trust preferred securities are carried at fair value which was $1,962,000 and $1,929,000 at December 31, 2012 and 2011, respectively. The increase in the value of non-accrual pooled trust preferred securities reflects an improvement in the fair value of these securities.

QNB recorded a provision for loan losses of $300,000 in the fourth quarter of 2012 compared to $950,000 in the fourth quarter of 2011. For the years ended December 31, 2012 and 2011 the provision for loan losses was $900,000 and $2,700,000, respectively. The lower provision for both the fourth quarter and full year reflects the reduction in classified loans, a decrease in total loans and a significant reduction in net charge-offs. Net loan charge-offs were $245,000 for the fourth quarter of 2012, or 0.20% annualized of total average loans, compared with $576,000 for the fourth quarter of 2011, or 0.48% annualized of total average loans. For the years ended December 31, 2012 and 2011 net loan charge-offs were $369,000, or 0.08%, and $2,414,000, or 0.51%, respectively.

QNB's allowance for loan losses of $9,772,000 represents 2.04% of total loans at December 31, 2012 compared to an allowance for loan losses of $9,241,000, or 1.89% of total loans at December 31, 2011.

Non-Interest Income

Total non-interest income was $1,392,000 for the fourth quarter of 2012, an increase of $258,000, or 22.8%, compared with the same period in 2011. Activity in the investment securities portfolio contributed $114,000 to the increase. During the fourth quarter of 2012, QNB recorded other-than-temporary impairment (OTTI) charge of $105,000 on several equity securities offset by $189,000 of net gains realized on the sale of securities. In the 2011 period $30,000 of losses were realized on securities sales. Fees for services to customers increased $47,000, or 13.4%, and gains on the sale of residential mortgage loans increased $70,000, or 40.9%, when comparing the three-month periods. The increase in fees for services to customers primarily reflects the positive impact of a new overdraft protection program on net overdraft income. The increase in gains on the sale of loans is a result of historically low mortgage rates which contributed to a significant increase in refinancing activity as well as the amount of gains recorded on the sale of these mortgages.

Total non-interest income for the years ended December 31, 2012 and 2011 was $5,409,000 and $4,226,000, respectively, an increase of $1,183,000, or 28.0%. Net gain on investment securities was the largest contributor to the overall increase compared to prior year. For 2012 there were $577,000 in net gains compared to net losses of $51,000 during 2011. The net gain for 2012 was comprised of OTTI charges of $105,000 on equity securities and net gains of $682,000 realized on the sales of securities. In 2011 OTTI charges were $97,000 and net gains on the sales of securities were $46,000. Gains recognized on the sale of residential mortgage loans increased $533,000 to $885,000 due to the amount of refinance activity in 2012 as discussed previously. Fees for services to customers and ATM and debit card income increased $88,000 and $58,000, respectively when comparing the year ended December 31, 2012 to 2011. Comparing these same periods, merchant income increased $52,000 and income on bank-owned life insurance decreased $39,000. The decrease in bank-owned life insurance income is related to the death benefit received in 2011 on a life insurance policy in which the Bank was the beneficiary. There was a $137,000 decrease in other non-interest income related to declines in mortgage servicing income, letter of credit fees and the sale of checks to depositors that more than offset increases in safe deposit income and gains on the sale of repossessed assets.

Non-Interest Expense

Total non-interest expense was $5,012,000 for the fourth quarter of 2012, an increase of $234,000, or 4.9%, compared to $4,778,000 for the fourth quarter of 2011. Salaries and employee benefits expense increased $77,000, or 3.0%, when comparing the two quarters. The increase is mainly attributable to merit increases coupled with three additional full-time equivalent employees. Also contributing to the increase in non-interest expense was a $47,000 increase in furniture and equipment expenses primarily related to depreciation and amortization expense on new furniture, equipment and software placed in service during 2012. Third party services were $41,000 higher than the fourth quarter of 2011, primarily attributable to ongoing costs associated with a new overdraft protection program, introduced late in the second quarter of 2012 and costs related to online and mobile banking. Partially offsetting these increases was a $22,000 reduction in legal expense compared to the fourth quarter of 2011. Other non-interest expense increased by $61,000 when comparing the quarter ended December 31, 2012 with the same period in 2011. This category included increased costs related to membership and licensing fees, repossessed assets and checkcard expenses.

Total non-interest expense was $19,625,000 for the year ended December 31, 2012. This represents an increase of $1,329,000, or 7.3%, from the same period in 2011. Salaries and benefits expense increased $543,000, or 5.5% when comparing the years with higher salary expense comprising $414,000 of the increase and higher expenses related to the Bank’s medical plan accounting for $85,000 of the increase. Also contributing to the increase in total non-interest expense is a $195,000, or 14.9%, increase in furniture and equipment expense primarily related to an increase in depreciation and amortization expense on new furniture, equipment and software. Third party services costs increased $241,000, or 19.0%, primarily related to online and mobile banking, the overdraft protection program and outsourced email services. Other non-interest expense increased by $205,000, or 12.9%, comparing the year ended December 31, 2012 with the same period in 2011. Increased costs related to other real estate owned and foreclosure expense, checkcard expense, membership and licensing fees and Director fees were partially offset by declines in the cost of producing checks and coupon books, charged-off checks, appraisal costs and training costs.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates nine branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Bret H. Krevolin
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnb.com	bkrevolin@qnb.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Assets	$919,874	$934,110	$890,136	$882,940	$868,804
Investment securities (AFS & HTM)	401,647	425,361	359,081	351,782	349,418
Loans receivable	477,733	477,987	491,263	479,474	489,936
Allowance for loan losses	(9,772)	(9,717)	(9,467)	(9,456)	(9,241)
Net loans	467,961	468,270	481,796	470,018	480,695
Deposits	801,638	817,198	781,007	764,768	750,712
Demand, non-interest bearing	73,685	67,485	69,856	67,464	66,850
Interest-bearing demand, money market and savings	458,719	471,080	426,154	412,015	398,838
Time	269,234	278,633	284,997	285,289	285,024
Short-term borrowings	32,488	31,925	26,570	22,349	24,021
Long-term debt	5,287	5,290	5,293	20,295	20,299
Shareholders' equity	77,623	77,128	74,679	72,542	70,841

Asset Quality Data (Period End)
Non-accrual loans	$18,572	$18,582	$16,264	$17,064	$18,597
Loans past due 90 days or more and still accruing	-	-	475	171	380
Restructured loans	2,578	2,629	4,085	2,668	2,413
Non-performing loans	21,150	21,211	20,824	19,903	21,390
Other real estate owned and repossessed assets	1,161	1,187	1,151	1,277	826
Non-accrual pooled trust preferred securities	1,962	1,961	2,015	2,054	1,929
Non-performing assets	$24,273	$24,359	$23,990	$23,234	$24,145

Allowance for loan losses	$9,772	$9,717	$9,467	$9,456	$9,241

Non-performing loans / Loans	4.41%	4.43%	4.23%	4.15%	4.36%
Non-performing assets / Assets	2.64%	2.61%	2.70%	2.63%	2.78%
Allowance for loan losses / Loans	2.04%	2.03%	1.92%	1.97%	1.89%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Twelve months ended,
For the period:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11	12/31/12	12/31/11

Interest income	$8,015	$8,276	$8,424	$8,633	$8,849	$33,348	$36,217
Interest expense	1,420	1,553	1,648	1,827	1,911	6,448	8,091
Net interest income	6,595	6,723	6,776	6,806	6,938	26,900	28,126
Provision for loan losses	300	300	-	300	950	900	2,700
Net interest income after provision for loan losses	6,295	6,423	6,776	6,506	5,988	26,000	25,426
Non-interest income:
Fees for services to customers	398	394	345	339	351	1,476	1,388
ATM and debit card	369	367	367	364	356	1,467	1,409
Net gain (loss) on investment securities available-for-sale	84	(37)	141	389	(30)	577	(51)
Other	541	401	473	474	457	1,889	1,480
Total non-interest income	1,392	1,125	1,326	1,566	1,134	5,409	4,226
Non-interest expense:
Salaries and employee benefits	2,620	2,609	2,548	2,626	2,543	10,403	9,860
Net occupancy and furniture and equipment	815	794	770	754	759	3,133	2,854
FDIC insurance premiums	180	173	162	180	202	695	781
Other	1,397	1,358	1,348	1,291	1,274	5,394	4,801
Total non-interest expense	5,012	4,934	4,828	4,851	4,778	19,625	18,296
Income before income taxes	2,675	2,614	3,274	3,221	2,344	11,784	11,356
Provision for income taxes	550	540	769	750	432	2,609	2,476
Net income	$2,125	$2,074	$2,505	$2,471	$1,912	$9,175	$8,880

Share and Per Share Data:
Net income - basic	$0.66	$0.65	$0.79	$0.78	$0.60	$2.87	$2.82
Net income - diluted	$0.66	$0.64	$0.78	$0.77	$0.60	$2.86	$2.81
Book value	$24.05	$24.01	$23.33	$22.74	$22.32	$24.05	$22.32
Cash dividends	$0.26	$0.26	$0.26	$0.26	$0.25	$1.04	$1.00
Average common shares outstanding - basic	3,215,009	3,202,104	3,190,552	3,180,903	3,164,710	3,197,204	3,149,752
Average common shares outstanding - diluted	3,228,271	3,215,676	3,208,326	3,192,634	3,178,302	3,209,857	3,163,748

Selected Ratios:
Return on average assets	0.92%	0.90%	1.16%	1.15%	0.87%	1.03%	1.06%
Return on average shareholders' equity	11.63%	11.59%	14.54%	14.71%	11.50%	13.07%	13.99%
Net interest margin (tax equivalent)	3.19%	3.26%	3.49%	3.53%	3.53%	3.36%	3.72%
Efficiency ratio (tax equivalent)	58.83%	58.90%	55.98%	54.48%	55.44%	57.01%	53.12%
Average shareholders' equity to total average assets	7.91%	7.77%	7.95%	7.81%	7.58%	7.86%	7.55%
Net loan (recoveries)/charge-offs	$245	$51	$(12)	$85	$576	$369	$2,414
Net loan charge-offs (annualized) / Average loans	0.20%	0.04%	-0.01%	0.07%	0.48%	0.08%	0.51%

Balance Sheet (Average)
Assets	$919,040	$916,552	$871,956	$865,892	$870,133	$893,476	$840,903
Investment securities (AFS & HTM)	404,292	381,034	345,391	339,946	345,698	367,391	318,664
Loans receivable	477,428	483,431	480,352	482,284	479,076	480,872	477,121
Deposits	807,265	811,180	770,226	753,948	756,472	785,784	728,357
Shareholders' equity	72,662	71,213	69,283	67,590	65,974	70,196	63,464